EXHIBIT A-3

VERIFICATION OF APPLICATION AND STATEMENT OF FACT

Blackstone Alternative Asset Management L.P.

STATE OF NEW YORK                )

COUNTY OF NEW YORK            )

In accordance with Rule 0-2(d) under the 1940 Act, the undersigned states that he has duly executed the attached Application for an order for and on behalf of Blackstone Alternative Asset Management L.P.; that he is Senior Managing Director and Chief Operating Officer of Blackstone Alternative Asset Management L.P. and as such has the authority to sign and file this document on behalf of Blackstone Alternative Asset Management L.P.; and that all actions taken by him and other persons necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

By:	/s/ Brian F. Gavin
Name:	Brian F. Gavin
Title:	Senior Managing Director and Chief Operating Officer
Date:	August 28, 2012